Exhibit 99.1

Insulet Announces Appointment of Robert L. Huffines to its Board of Directors

ACTON, Mass.— October 23, 2025 — (BUSINESS WIRE)— Insulet Corporation (NASDAQ: PODD) (Insulet or the Company), the global leader in tubeless insulin pump technology with its Omnipod® brand of products, today announced the appointment of Robert (“Robbie”) L. Huffines, a former Global Chair of Investment Banking at JP Morgan Chase & Co., to the Company’s board of directors, effective October 31, 2025. Mr. Huffines joins the board as an independent director and will serve on the board’s Audit Committee.

“We are honored to welcome Robbie to Insulet’s Board of Directors,” said Timothy Scannell, Chairman of the Board. “Robbie brings more than three decades of distinguished experience advising healthcare companies at one of the world’s leading financial institutions. His strategic insight and deep industry knowledge will be instrumental as Insulet accelerates its growth and continues delivering sustainable value to our shareholders, communities, partners and the patients we serve.”

“I’m excited to join Insulet’s Board at such a pivotal time in the company’s journey,” said Robbie Huffines. “Insulet’s commitment to innovation and improving the lives of people with diabetes is deeply inspiring. I look forward to working alongside the Board and leadership team to help advance the company’s mission and drive long-term value for all stakeholders.”

About Robbie Huffines

Mr. Huffines joined J.P. Morgan in 1992 in the Mergers and Acquisitions group, with a focus on the healthcare industry. From 2002 to 2010, he served as co-head of the company’s global healthcare investment banking group, and, from 2011 to 2020, Mr. Huffines served as JP Morgan Chase’s Vice Chairman of Investment Banking. From 2020 to 2024, Mr. Huffines was the company’s Global Chair of Investment Banking and a member of the Executive Committee. Prior to joining J.P. Morgan, he worked at Alex Brown & Sons, specializing in equity financing and advisory assignments for emerging growth companies.

Mr. Huffines and his wife, Lisa Huffines, founded The Forest Group, Inc., a not-for-profit organization focused on improving the mental health of children in underserved communities. Mr. Huffines currently serves on the boards of directors of Nextech Invest Ltd., Eikon Therapeutics, and the Hastings Center for Biomedical Ethics. He also served as a director of Walgreens Boots Alliance until its sale in August 2025.

Mr. Huffines earned his M.B.A. from the Darden School of Business at the University of Virginia, where he received the Faculty Award for academic excellence. He pursued his baccalaureate education at the University of North Carolina, where he majored in English and Economics.

About Insulet Corporation

Insulet Corporation (NASDAQ: PODD), headquartered in Massachusetts, is an innovative medical device company dedicated to simplifying life for people with diabetes and other conditions through its Omnipod product platform. The Omnipod Insulin Management System provides a unique alternative to traditional insulin delivery methods. With its simple, wearable design, the tubeless disposable Pod provides up to three days of non-stop insulin delivery, without the need to see or handle a needle. Insulet’s flagship innovation, the Omnipod 5 Automated Insulin Delivery System, integrates with a continuous glucose monitor to manage blood sugar with no multiple daily injections, zero fingersticks, and can be controlled by a compatible personal smartphone in the U.S. or by the Omnipod 5 Controller. Insulet also leverages the unique design of its Pod by tailoring its Omnipod technology platform for the delivery of non-insulin subcutaneous drugs across other therapeutic areas. For more information, visit: Insulet.com or omnipod.com.

©2025 Insulet Corporation. Omnipod is a registered trademark of Insulet Corporation. All rights reserved.

Investor Relations:
Clare Trachtman
Vice President, Investor Relations
(978) 218-0889
ctrachtman@insulet.com

Media:
Angela Geryak Wiczek
Senior Director, Corporate Communications
(978) 932-0611
awiczek@insulet.com

Source: Insulet Corporation